                                                                      EXHIBIT 23


                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS
                   -----------------------------------------

Household Finance Corporation:

As independent public accountants, we hereby consent to the incorporation of our report dated January 14, 2002, included in this Annual Report on Form 10-K of Household Finance Corporation for the year ended December 31, 2001, into the Company's previously filed Registration Statements No. 333-47945, No. 333-59453, No. 333-82119, No. 333-45740, No. 333-56152, No. 333-73746, No. 333-75328, and
No. 333-61964 on Form S-3. It should be noted that we have not audited any financial statements of the company subsequent to December 31, 2001 or performed any audit procedures subsequent to the date of our report.


Chicago, Illinois
March 21, 2002